EXHIBIT 23











               Consent of Independent Certified Public Accountants


Board of Directors
RCM Technologies, Inc.


     We have issued our report dated December 12, 1997 accompanying the consolidated financial statements and schedules included in the Annual Report of RCM Technologies, Inc. and Subsidiaries on Form 10-K for the year ended October 31, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statements of RCM Technologies, Inc. on Forms S-8 (File No. 33-12405, effective March 24, 1987, File No. 33-12406, effective March 24, 1987,
File No. 33-61306, effective April 21, 1993, and File No. 33-80590, effective June 22, 1994).






/s/ Grant Thornton LLP
Grant Thornton LLP
Philadelphia, Pennsylvania
December 12, 1997